                                                                     EXHIBIT 2.5


                             STOCK VOTING AGREEMENT


         STOCK VOTING AGREEMENT (this "Agreement"), dated as of June 22, 2000 by and between the undersigned stockholder (the "Stockholder") and CONAGRA, INC., a Delaware corporation ("Parent") and INTERNATIONAL HOME FOODS, INC., a Delaware corporation (the "Company").

         WHEREAS, concurrently herewith, Parent, CAG Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "Parent Sub"), and the Company, are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the Parent Sub will merge with and into Company (the "Merger"). Each capitalized term used herein, and not otherwise defined herein, shall have the meaning set forth in the Merger Agreement; and

         WHEREAS, the Stockholder owns, as of the date hereof, the number of shares of common stock, $.01 par value per share, of the Company ("Company Common Stock") (such shares of Company Common Stock owned by the Stockholder on the date hereof, together with any shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares") set forth on "Exhibit A"; and

         WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby in accordance with Section 203 of the Delaware General Corporation Law; and

         WHEREAS, Parent and Parent Sub are entering into the Merger Agreement in reliance on and in consideration of the Stockholder's representations, warranties, covenants and agreements hereunder.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, and intending to be legally bound hereby, it is agreed as follows:

         1.       VOTE.

         (a) Agreement to Vote. The Stockholder hereby revokes any and all previous proxies with respect to such Stockholder's Shares and irrevocably agrees to vote and otherwise act (including pursuant to written consent) with respect to all of such Shares, (i) for the adoption of the Merger Agreement, as the same may be amended from time to time, all actions required in furtherance thereof, and all agreements related to the Merger and any actions related thereto, at any meeting or meetings of the stockholders of the Company, and at any adjournment, postponement or continuation thereof, at which the Merger Agreement and other related agreements (or any amended version or versions thereof), or such other actions are submitted for the consideration and vote of the stockholders of the Company; (ii) against any action or agreement that is reasonably likely to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (iii) against (a) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries other than the Merger, (b) a sale or transfer (other than to a subsidiary of the Company) of assets of the Company or any of its material subsidiaries comprising more than 15% of the assets of the Company on a consolidated basis, or (c) any action that is reasonably likely to materially impede, interfere with, delay, postpone or adversely affect in any material respect the Merger and the transaction contemplated by the Merger Agreement. The obligations of the Stockholder under this Section 1 shall remain in effect with respect to the Shares until, and shall terminate upon, the earlier to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms. The Stockholder hereby agrees to execute such additional documents as Parent may reasonably request to effectuate the foregoing.

         (b)      IRREVOCABLE PROXY.

                  (i) The Stockholder hereby constitutes and appoints Parent, with full power of substitution, its true and lawful proxy and attorney-in-fact to vote, at any meeting (and any adjournment or postponement thereof) of the Company's stockholders, the Shares in accordance with Section 1(a). Such proxy shall be limited strictly to the power to vote the Shares in the manner set forth in the preceding sentence and shall not extend to any other matters.

                  (ii) The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by the Stockholder. The Stockholder agrees not to grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of the Stockholder.

                  (iii) If the Stockholder fails for any reason to vote the Shares in accordance with the requirements of Section 1(a) hereof, then the Parent shall have the right to vote the Shares at any meeting of the Company's stockholder in accordance with the provisions of this
                           Section 1(b). The vote of Parent shall control in any conflict between its vote of the Shares and a vote by the Stockholder of such Shares.

         2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder represents and warrants to Parent as follows:

         2.1 OWNERSHIP OF SHARES. On the date hereof, the Shares are all of the Shares currently owned by the Stockholder. Except, as to a Stockholder that is an individual, as set forth in Schedule
                  2.1 and as contemplated by Section 3.1, the Stockholder currently


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

                  has, and at Closing will have good, valid and marketable title to the Shares, free and clear of all liens, encumbrances, and security interests (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable Federal and State securities laws) and free of other restrictions, options, rights to purchase or other claims that would adversely affect the ability of the Stockholder to perform its obligations hereunder or pursuant to which, the Stockholder could be required to sell, assign or otherwise transfer the Shares.

         2.2 AUTHORITY; BINDING AGREEMENT. The Stockholder has the full legal right, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement of the Stockholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors rights and remedies generally or general principles of equity. Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will (i) violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Shares or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, in each case the effect of which would adversely affect the ability of the Stockholder to perform his obligations hereunder.

         2.3 RELIANCE ON AGREEMENT. The Stockholder understands and acknowledges that the Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the agreement set forth in Section 1 is granted in consideration for the execution and delivery of the Merger Agreement by the Parent.

         3. CERTAIN COVENANTS OF THE STOCKHOLDER. Except in accordance with the provisions of this Agreement, the Stockholder agrees with, and covenants to, Parent as follows:

         3.1 TRANSFER. The Stockholder shall not, other than, in the case of a Stockholder that is an individual, as a result of the death of the Stockholder, (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, assignment, encumbrance or other disposition), whether directly or indirectly (including by operation of law), or consent to any transfer of, any or all of the Shares or any interest therein, except pursuant to the Merger, (ii) grant any proxies with respect to the Shares, deposit the Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to the Shares, or (iii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all such Shares or any interest therein or take any other action with respect


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

                  thereto, in either case, in a manner that would conflict with or violate the terms of the "affiliate letter" executed by the Stockholder pursuant to Section 5 hereof or take any other action that would prevent the Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing provisions of this Section 3.1, in the case of a Stockholder that is an individual, such Stockholder may pledge, or enter into any contract, arrangement or understanding which constitutes a pledge of, the Shares or any interest contained therein, free from obligations on the pledgee under this Agreement; provided, however, such Stockholder shall, in connection with such pledge, retain its voting rights over such Shares and shall retain or shall otherwise remain liable for the obligations under Section 4 with respect to such shares.

         3.2 STOP TRANSFER. The Stockholder hereby agrees with, and covenants to, each other party hereto, that such Stockholder shall not request that the Company register the transfer (book entry or otherwise) of any certificate or uncertified interest representing any of its Shares, unless such transfer is made in compliance with this Agreement. The Company agrees with, and covenants to, each other party hereto that the Company shall not register the transfer (book entry or otherwise) of any certificate or uncertified interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.

         3.3 SOLICITATION. Prior to the Effective Time, the Stockholder agrees in his capacity as the Stockholder that it shall not directly or indirectly (including through representatives, advisors, agents or any other intermediaries), (i) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, tender offer, recapitalization, consolidation, business combination, sale or other disposition of all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, sale of 15% or more of the shares of capital stock (including by way of a tender offer, share exchange or exchange offer) or similar or comparable transactions involving the Company or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement (any one or combination of the foregoing inquiries or proposals being referred to in this Agreement as an Acquisition Transaction), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Transaction, or which may reasonably be expected to lead to an Acquisition Transaction, or (iii) enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement. Notwithstanding the foregoing, the Stockholder may act as an advisor or representative of the Company in connection with actions taken by the Company that are permitted pursuant to
                  Section 6.2 of the Merger Agreement.


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

         3.4 NOTIFICATIONS. The Stockholder shall, while this Agreement is in effect, notify Parent promptly, but in no event later than two business days, of the number of any shares of Company Common Stock acquired by the Stockholder after the date hereof.

         4.       CAPTURE.  The Stockholder agrees:

         (a) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is entitled to receive a Termination Fee, the Parent, as provided in this Section 4, shall be entitled to receive fifty percent (50%) of all Profit (as defined below) received by the Stockholder from the consummation of any Acquisition Transaction that is entered into (including by way of announcement of an intent to commence a tender or exchange offer) or consummated upon such termination or within twelve (12) months thereafter (an "Alternative Transaction").

         (b) "Profit" shall be calculated as of the date of the consummation of the Alternative Transaction (the "Alternative Closing Date") and shall mean the excess, if any, of (i) the Alternative Transaction Consideration (as defined below), over (ii) the product of (determined without duplication) the sum of (x) the number of Shares held by the Stockholder and that were sold, exchanged or otherwise disposed of as a part of the Alternative Transaction and (y) the number, if any, of Disposition Shares, times (z) $22.00 (the "Current Transaction Consideration").

         (c) "Alternative Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes, or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Stockholder (i) in respect of the Shares held by the Stockholder that were sold, exchanged or otherwise disposed of (x) as a part of the Alternative Transaction and (y) by the Stockholder after the termination of the Merger Agreement and prior to the Alternative Closing Date (the Shares under this clause (y) being referred to as "Disposition Shares") and (ii) in respect of any agreements or arrangements (including, without limitation, any employment agreement (except a bona fide employment agreement pursuant to which the Stockholder is required to devote, and under which the Stockholder in good faith intends to devote, substantially all of his business time and effort to the performance of executive services for the Company), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by the Stockholder as a part of or in connection with the Alternative Transaction; provided that the foregoing shall not include up to $10,000,000 received as a result of such Alternative Transaction by Hicks, Muse & Co. Partners L.P. pursuant to Section 3(b) of that certain Financial Advisory Agreement dated November 1, 1996.

         (d) For purposes of determining whether a Profit exists and the value of the Alternative Transaction Consideration (i) all securities and other non-cash items shall be valued as mutually agreed, and, absent such agreement, based upon the fair market value thereof as determined by an independent expert selected by Parent and who is reasonably acceptable to the



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

Stockholder (the cost of which shall be equally borne by Parent and the Stockholder), (ii) all deferred payments or consideration ("Deferred Consideration") shall be discounted to the net present value thereof at a discount rate (the "Discount Rate") as mutually agreed or as determined by the such independent expert to be a market rate, and (iii) all contingent payments will be assumed to have been paid.

         (e) If a Profit is determined to exist then, Parent shall be entitled to participate in such Profit as follows:

                  (i) To the extent that a Profit is determined to exist solely by reason of the receipt, as of the Alternative Closing Date, of Alternative Transaction Consideration in the form of cash and equity securities and not taking into account any other Alternative Transaction Consideration (such Profit being referred to as a "Cash Profit") then, the Stockholder shall:

                           (x) pay and assign to Parent fifty percent (50%) of the amount of such Cash Profit with such payment and assignment being comprised of cash and equity securities in the same ratio as such items comprised the Alternative Transaction Consideration, and

                           (y) assign to Parent fifty percent (50%) of the amount of all Alternative Transaction Consideration consisting of items other than cash and equity securities.

                  (ii) If clause (i) is not applicable and if a Profit is determined to exist, then, at such time as a Profit Receipt Date (as defined herein) has occurred, Stockholder shall then promptly assign to Parent fifty percent (50%) of the amount of all Alternative Transaction Consideration that is payable or that may be received from and after the Profit Receipt Date. "Profit Receipt Date" shall mean that point in time that the amount of cash (including cash proceeds from debt securities, other non-cash items, Deferred Compensation and contingent payments) and equity securities actually received by the Stockholder as a part of the Alternative Transaction Consideration (or from the disposition of any portion of the Alternative Transaction Consideration) equals the amount of the Current Transaction Consideration.

         (f) Any assignment of non-cash items of Alternative Transaction Consideration by Stockholder hereunder shall be free and clear of all liens, claims and encumbrances (other than those arising under the terms of the Alternative Transaction Consideration assigned) and shall include any registration or similar rights to which the Stockholder is entitled. Any payment of cash items of Alternative Transaction Consideration by Stockholder hereunder shall be made to Parent or its designee, within two (2) business days of its receipt by the Stockholder. Any non-



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

cash items to be delivered to Parent shall be delivered within two (2) business days following receipt by Stockholder.

         (g) In the event that after the date of this Agreement, the amount of consideration to be received by the holders of Company Common Stock in connection with the Merger should be increased (a "Second Transaction"), then, as may be requested by Parent, the Stockholder shall either (i) execute and deliver to Parent such documents or instruments as may be necessary to waive the right to receive 50% of such increase to the extent that such increase results in any Profit or (ii) tender and pay and assign, or cause to be paid and assigned, to Parent, or its designee, 50% of the Profit realized from such Second Transaction in the same form of consideration (including relative proportions of cash and stock) delivered by Parent to the Stockholder in connection with the Second Transaction. As used in this Section 4(c), Profit shall mean an amount equal to the excess, if any, of (y) the per share Second Transaction Consideration over (z) $22.00. As used in this subparagraph (g), Second Transaction Consideration shall mean all cash and securities (whether debt or equity), received or to be received, directly or indirectly, by the Stockholder in respect of the Shares in connection with or as a result of the Second Transaction.

         5. DELIVERY OF AFFILIATE LETTER. In connection with the execution of this Agreement, the Stockholder shall execute and deliver to Parent on the date hereof, the "affiliate letter" in the form attached hereto as Exhibit "B".

         6. EFFECT OF PURPORTED TRANSFER. The parties hereto agree that any transfer of the Shares made other than in compliance with this Agreement shall be null and void. Any such transfer shall convey no interest in any of the Shares purported to be transferred, and the transferee shall not be deemed to be a stockholder of the Company nor entitled to receive a new share certificate or any rights, dividends or other distributions on or with respect to such Shares.

         7. TERMINATION. This Agreement shall terminate on the earlier of (i) the Effective Time (as defined in the Merger Agreement) or (ii) upon the termination of the Merger Agreement in accordance with its terms; provided, however, Section 4 and Section 9 shall survive, and shall not terminate until the Stockholder shall have performed all obligations under Section 4.

         8. ACTION IN THE STOCKHOLDER'S CAPACITY ONLY. The Stockholder does not make any agreement or understanding herein as director or officer of the Company. The Stockholder signs solely in his capacity as a recordholder and beneficial owner of the Shares, and nothing herein shall limit or affect any actions taken in his capacity as an officer or director of the Company.

         9.       MISCELLANEOUS.

         9.1 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon



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                  receipt thereof). Any such notice shall be effective upon
                  receipt, if personally delivered or telecopied or one day after delivery to a courier for next-day delivery.


                  IF TO PARENT:                   ConAgra, Inc.
                                                  One ConAgra Drive
                                                  Omaha, Nebraska  68102
                                                  Attention:  Dwight J. Goslee
                                                  Fax No.:  (402) 595-4709

                  WITH A COPY TO:                 McGrath, North, Mullin & Kratz, P.C.
                                                  One Central Park Plaza, Suite 1400
                                                  222 South Fifteenth Street
                                                  Omaha, NE  68102
                                                  Attention:  Roger W. Wells
                                                  Fax No.:  402-341-0216

                  IF TO STOCKHOLDER:              at the addresses set forth on Schedule A

                  IF TO THE COMPANY:              International Home Foods, Inc.
                                                  1633 Littleton Road
                                                  Parsippany, New Jersey 07054
                                                  Attention:  General Counsel
                                                  Fax No.:  (973) 254-5897

                  WITH A COPY TO:                 Vinson & Elkins L.L.P.
                                                  3700 Trammell Crow Center
                                                  2001 Ross Avenue
                                                  Dallas, Texas  75201
                                                  Attention:  A. Winston Oxley
                                                  Fax No.:  (214) 220-7716

         9.2 ENTIRE AGREEMENT. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter contained herein.

         9.3 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.


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         9.4      ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties.

         9.5 GOVERNING LAW. This Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

         9.6 INJUNCTIVE RELIEF; JURISDICTION. The Stockholder and the Company agree that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches by the Stockholder or the Company of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court (collectively, the "Courts"), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) irrevocably consents to the submission of such party to the personal jurisdiction of the Courts in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such party to the personal jurisdiction by motion or other request for leave from any of the Courts and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other the Courts. The Stockholder hereby appoints, and shall give prompt notice of such appointment to, Prickett, Jones, Elliott, Kristol & Schnee, 1310 King Street, Wilmington, Delaware 19899, as its authorized agent (the "Authorized Agent") upon which process may be served in any action based on this Agreement which may be instituted in the Courts by Parent, and the Stockholder and the Company expressly accepts the jurisdiction of any such Court in respect to such action. Such appointment shall be irrevocable. The Stockholder, severally but not jointly, represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Stockholder agrees, severally but not jointly, to take any and all action, including, without limitation, the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect. Service of process upon the Authorized Agent and written notice of such service to the Stockholder shall be deemed, in every respect, effective service of process upon the Stockholder.

         9.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.


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

         9.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.



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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.


INTERNATIONAL HOME                                   CONAGRA, INC.
FOODS, INC.


By:     /s/ C. Dean Metropoulos                      By:     /s/ Dwight J. Goslee
        -------------------------------------                -----------------------------------
        Name:  C. Dean Metropoulos                   Name:  Dwight J. Goslee
        Title: Chief Executive Officer               Title: Senior Vice President, Mergers
                                                              and Acquisitions


                                                     HM3 COINVESTORS, L.P.

                                                     By:      Hicks, Muse GP Partners III, L.P.,
                                                              Its General Partner

                                                     By:      Hicks, Muse Fund III Incorporated,
                                                              Its General Partner


                                                              By:    /s/ David W. Knickel
                                                                     ---------------------------
                                                              Name:  David W. Knickel
                                                              Title: Vice President

                                   EXHIBIT "A"

                     Stock Ownership and Address Notice List

                                [to be completed]

                                   EXHIBIT "B"

                       Form of Affiliate Letter Agreement





                                                              [Date]

[PARENT, INC.]

---------------------------
---------------------------
---------------------------

         RE: Agreement and Plan of Merger dated as of ____________, 2000 ("Merger Agreement"), by and among [PARENT], Inc. ("Parent"), a wholly-owned subsidiary of Parent ("Merger Sub"), and [COMPANY], Inc. (the "Company")

Gentlemen:

         As a holder of shares of the Company's common stock ("Company Common Stock"), the undersigned is entitled to receive, in connection with the merger contemplated by the Merger Agreement, certain shares of common stock, par value $5.00 per share, of Parent ("Parent Common Stock") and cash. Further, I understand that I may be deemed an "affiliate" of the Company within the meaning of Rule 145 under the Securities Act of 1933, as amended (the "Act").

         RULE 145. I hereby represent to Parent that I will not offer, sell, pledge, hypothecate, transfer or otherwise dispose of, any shares of Parent Common Stock received by me in connection with the merger contemplated by the Merger Agreement, except (i) in a transaction permitted by Rule 145 under the Act, or (ii) pursuant to an effective registration statement under the Act, or
(iii) in a transaction which, in the opinion of counsel, reasonably satisfactory to Parent, is not required to be registered under the Act.

         LEGEND. I further agree and consent to the placement of the following legend on the certificates representing the shares of Parent Common Stock to be received by me in the merger:

                  "This Certificate has been issued to or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies and may not be sold, transferred or assigned except (i) in a transaction permitted by Rule 145 under the Act, and as to which the issuer has received reasonable satisfactory evidence of compliance with Rule 145, or (ii) pursuant to an effective registration statement under the Act, or (iii) in a transaction



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

         which, in the opinion of counsel reasonably satisfactory to the issuer, is not required to be registered under the Act."

         Parent may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the shares of Parent Common Stock that are required to bear the foregoing legend.

         ACKNOWLEDGMENT. I acknowledge that (i) I have carefully read this letter and understand the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and
(ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the merger.

                                          Yours very truly,



                                          ------------------------------------
                                          Name:


                                       14